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                                                                   Exhibit 10.24



STUDENT ADVANTAGE, INC.--COLLEGELINK.COM PARTNER CONTRACT


PURPOSE
This proposal addresses the major components of a joint marketing/business relationship between Student Advantage, Inc. and CollegeLink.com. The terms and conditions below are not binding in any way upon the parties. However, the parties agree to negotiate in good faith to reach an agreement based upon the terms and conditions below.

BACKGROUND
CollegeLink.com is actively pursuing relationships with companies in industries who target college bound students and their families. Currently proposals for specific industries such as automotive, telephony and more are under consideration with 2-3 more contemplated in other categories. The college hub (Student Advantage) category has the potential of being much more comprehensive because of the directly related business opportunities that are associated with college bound students and their families as part of the admission, financial aid and enrollment processes. It is within this category that we are proposing the Student Advantage partnership.

THE MARKET
CollegeLink.com is the pioneer and leading provider of electronic college admission applications. By leveraging this position and through a comprehensive website, CollegeLink.com has become the most effective site for the online application process for college-bound students and their parents. Via partnerships and acquisitions, CollegeLink.com is augmenting our electronic admissions solution by introducing services such as financial aid application processing, student recruiting services and additional options related to student lending.

The college-bound student market size is approximately 6 million with 2 million applying to college annually. When factoring in the families, this market quickly grows to nearly 15 million. Given that CollegeLink.com can maintain an on-going relationship with the college-bound audience as they move into college, our access expands both in number and in timeframe.

Colleges all agree that admission and financial aid applications will, in the near future, go totally electronic. CollegeLink.com will continue to dominate this market due to the following competitive advantages.

CollegeLink.com assets include:

          - Endorsed relationships with over 1,000 colleges and universities
          - CollegeLink.com's partnership with The College Board
          - The CollegeLink.com method of only having to provide application information once no matter the number of colleges to which the student is applying

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          -    Delivery of the College's actual application. Not a 'common application' that the admissions staff is not familiar with
          - The CollegeLink.com mark and website which are being heavily marketed to our audience


THE OPPORTUNITY
The initial partnering opportunity between CollegeLink.com and Student Advantage would include the following:

- Applying students have the ability to "opt in" to a Student Advantage discount on the CollegeLink.com direct mail CD-ROMs--approximately
     2 million mailings. The Student Advantage logo will appear on the exterior of the CD-ROMs.

- To the best of CollegeLink.com's ability, the applying student will also be able to "opt in" for the Student Advantage discount on The College Board Expan/CollegeLink.com software of which will be distributed to approximately 3500 high school guidance counselors. The Student Advantage logo will appear on the exterior of the CD-ROMs.

- To the best of CollegeLink.com's ability, the applying student will also be able to "opt in" for the Student Advantage discount on CollegeLink.com web site and all syndicated web sites utilizing the CollegeLink.com college admissions application.


- CollegeLink.com shall collect all Student Advantage application fees generated through the opt-in function on their college admissions applications. These fees shall be accounted for and paid to Student Advantage every 30 days.


- Student Advantage will have exclusivity in the student discount membership category for the duration of this agreement.

- In the event that Student Advantage reduces the membership fee from its current $20 price point, the bounty paid to College Link shall be reduced by an equal percentage.

- Student Advantage will pay, on advance, $25,000 to CollegeLink.com 30 days subsequent to the signing of a definitive agreement. The advance will be applied to the $8 bounty per sign-off for every Student Advantage sign up from the CollegeLink.com applicant. If the bounty collected exceeds $25,000, then Student Advantage will pay CollegeLink.com the $8 per sign up every 90 days.


- Student Advantage will include CollegeLink.com promotional literature in the fall 1999 edition of the "Cool Stuff Mailer." The fair market value for insertion into the cool stuff mailer is $24,000 ($48/m at 500,000). Collegelink.com is solely responsible for all costs associated with printing and delivering promotional to the identified mailing house.



TERM AND TERMINATION
This term of the marketing/business relationship will be in effect for a period of one (1) year. The parties shall have the right, but not the obligation, to renew this agreement for three (3) additional years. Both parties have the right to terminate this agreement with thirty (30) days' notice.





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CollegeLink.com MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE
---------------------------------------------------------
The parties plan to sign a mutually agreeable confidentiality and non-disclosure agreement.



Dated:  Sept. 8   , 1999                Dated:  Sept. 3rd   , 1999
      ------------                            -------------


CollegeLink.com                          STUDENT ADVANTAGE


Accepted by: /s/ Thomas Burgess          Accepted By:  /s/ John Fees
            -------------------                      ---------------


Title:     President                     Title:    Vice President
      -------------------------                ---------------------


/s/ Thomas Burgess                       /s/ John T. Fees
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Signature                                Signature